INCOME FUND • GROWTH FUND			ANNUAL
	May 31, 1999		REPORT
A M A N A

It's been another good year for stock market investors. Amana Trust's assets are over $34 million, up 15% for the year. Our 3,563 active shareowner accounts are spread to 40 states and 27 foreign countries. Inside, please find the details of our fiscal year's operations and the year-end portfolios.

For the fiscal year ended May 31, Amana's Income Fund total return was 6.6% - a good performance considering its investment restrictions and rising interest rates. The Growth Fund, which involves more risk, had a much better year, jumping 27.9%.

The strong markets of the last several years have pushed prices to rich levels by most historical standards . Our frank expectation is that near-term returns are unlikely to be as good. Interest rates are rising, Europe is engrossed in NATO's protection of Kosovo, Asian problems persist, and US corporate earnings growth is under pressure.

We continue to focus the Funds' investments in value-based businesses, which have become more attractive to investors recently.

Your board is proud to note Amana Income Fund's 13 years of successful operation. One of the lessons of the marketplace is that experience matters. Demonstrated capability to provide successful management and quality service in good times and bad is highly important in the volatile financial markets.

During the course of this year, transaction volume has increased with more investors taking advantage of our true "no-load" structure. Our free Automatic Investment Plan and free retirement plans are increasingly popular. More shareowners are using Amana to save for Hajj and education costs. As always, we appreciate your investing with us. If you have any questions or need help, please call us at 1-800/SATURNA.

------------Respectfully,

Nicholas Kaiser, President --------------------------------Bassam Osman, Chairman

		June 17, 1999	ANNUAL REPORT
Average Annual Returns (as of 3/31/99, per regulatory requirement)
	1 Year	3 Years	5 Years	10 Years
Amana Income Fund	-2.29%	15.16%	14.12%	11.12%
Amana Growth Fund	14.78%	14.69%	14.85%	13.65%
			from inception, 2/3/1994

-------------DISCUSSION OF -------------FUND PERFORMANCE

Stocks continue to perform well. The good returns for the three previous fiscal years continued
for the year ended May 31, 1999. Amana Income Fund's total return was 6.6%, and Amana Growth Fund's total return was 27.9%. As one benchmark, the new Dow Jones Islamic Index (US component, consisting of 226 large-cap equities) showed a gain of 23.9% for the fiscal year.

As usual, market results varied by sector. The bigger companies continued to do the best, as evidenced by the twelve-month total return for the S&P 500 Composite (+21.1%). Smaller companies fared less well, as shown by the S&P 400 MidCap Index (+11.9%) and the S&P 600 SmallCap Index (-7.3%). Since these unmanaged, expense-free indices are not directly comparable to an actively managed portfolio that has transaction and other costs (including advisory fees), it is useful to consider the performance of other mutual funds. Comparable Morningstar mutual fund investment objective averages are Equity-Income funds (+8.5%) and Growth funds (+14.1%).

When evaluating the performance of the Amana Funds, it is important to remember their specialized nature, as well as a number of factors applicable to mutual funds in general. Amana Income Fund's primary objective is current income, with preservation of capital being the secondary objective. In following these objectives, the Income Fund buys income-producing equity securities. Amana Growth Fund's primary objective is long-term capital growth. The Funds may also hold cash when market conditions appear uncertain. It is not the objective of either Fund to "beat" any specific market index.

All mutual funds have investment restrictions that affect investment performance. In addition to these other restrictions, Amana's Funds are restricted to buying only U.S.-traded equity securities of companies whose business operations are generally consistent with Islamic principles. This special restriction affects performance in a number of ways. The Funds, for example, do not earn interest on cash balances. Neither do the Funds invest in businesses that have substantial earnings from interest, such as banks.

Comparison to Market Indices

The following line graphs compare Fund performances to representative market indices. The index returns include reinvested dividends and don't allow for operating expenses such as those paid by all mutual funds.

The first graph shows that $10,000 invested in Amana Income ten years ago (May 1989) would have grown to $29,120 at the end of May 1999. While not strictly comparable, the S&P 500 Composite Index is a traditional U.S. securities market benchmark. If $10,000 could have been invested in the S&P 500 at the end of May 1989, that would have grown to $50,364 over the same 10 years.

(GRAPH OMITTED)

This graph shows that $10,000 invested in Amana Growth at inception (Feb. 1994) would have grown to $20,826 at the end of May 1999. If $10,000 could have been invested in the Russell 2000 (an index of mid- and smaller-cap equities) at the beginning of February 1994, that would have grown to $17,695 over that same period.

(GRAPH OMITTED)

ANNUAL REPORT

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Trustees

Amana Mutual Funds Trust

We have audited the accompanying statement of assets and liabilities of the Amana Income Fund and the Amana Growth Fund, each a series of shares of the Amana Mutual Funds Trust, including the schedules of investments as of May 31, 1999, and the related statements of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the three years in the period then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights presented for the year ended May 31, 1996 and prior were audited by other auditors whose report dated June 20, 1996, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of May 31, 1999, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Amana Income Fund and Amana Growth Fund as of May 31, 1999, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended and their financial highlights for each of the three years in the period then ended, in conformity with generally accepted accounting principles.

Tait, Weller & Baker

Philadelphia, Pennsylvania

June 11, 1999

I N C O M E
-INVESTMENTS

Issue	Number of Shares	Cost	Market Value

COMMON STOCKS (98.6%)
Advertising (1.3%)
R.H. Donnelley	15,000	$235,562	$285,000
Aerospace (1.8%)
Raytheon, Cl A	6,000	317,697	398,625
Automotive (1.6%)
Genuine Parts	11,000	355,744	370,563
Business Services (1%)
Dun & Bradstreet	6,500	112,923	227,500
Chemicals (3.5%)
Chemed	14,000	511,314	454,125
RPM	25,390	182,267	352,286
SUB-TOTAL		693,581	806,411
Machinery (3%)
Manitowoc	20,250	111,860	688,500
Medical (13.3%)
American Home Products	15,200	193,026	875,900
Bristol-Myers Squibb	18,560	206,069	1,273,680
Glaxo Wellcome plc ADR	10,000	260,426	562,500
IMS Health	13,000	165,153	320,125
SUB-TOTAL		824,674	3,032,205
Mining (3%)
Cyprus Amax Minerals	12,000	147,435	150,750
Rio Tinto plc ADS	9,000	521,085	527,625
SUB-TOTAL		668,520	678,375
Oil & Gas Production (18.1%)
Atlantic Richfield	10,000	591,408	836,875
BP Amoco PLC ADR	4,631	411,519	496,096
Enron	11,000	432,158	785,125
Exxon	10,000	307,279	797,500
Fletcher Challenge Energy ADR	20,000	493,562	485,000
Mobil	7,000	395,104	708,750
SUB-TOTAL		2,631,030	4,109,346

I N C O M E
-INVESTMENTS

A M A N A

Issue	Number of Shares	Cost	Market Value

Publishing (0.7%)
McGraw-Hill	3,000	$172,917	$155,625
Real Estate (4.4%)
Duke Realty Investments	20,000	434,493	458,750
Shurgard Storage Centers	20,000	526,956	543,750
SUB-TOTAL		961,449	1,002,500
Steel (2.4%)
USX-U.S. Steel Group	20,000	489,611	538,750
Telecommunications (20.8%)
BCE	19,600	324,207	902,825
Cable & Wireless plc ADS	20,000	408,074	765,000
GTE	10,000	410,441	630,625
SBC Communications	20,480	375,305	1,047,040
Tele Danmark A/S ADR	5,000	261,452	255,937
Telefonica S.A. ADS	7,803	202,956	1,125,583
SUB-TOTAL		1,982,435	4,727,010
Tools (2%)
Regal-Beloit	20,000	357,762	465,000
Transportation (2.6%)
Canadian Pacific Ltd	26,000	611,349	594,750
Utilities-Gas & Electric (19.1%)
Duke Energy	5,000	296,509	301,562
Edison International	13,000	287,969	357,500
FPL Group	10,000	344,874	581,875
Idacorp	10,000	320,332	332,500
NiSource	24,000	469,159	670,500
PG & E	20,000	458,942	675,000
Piedmont Natural Gas	20,200	286,927	683,013
Puget Sound Energy	10,000	285,992	260,625
Sempra Energy	22,300	501,564	479,450
SUB-TOTAL		3,252,268	4,342,025
TOTAL INVESTMENTS (98.6%)		$13,779,382	22,422,185
Other Assets (net of liabilities) (1.4%)			311,549
TOTAL NET ASSETS (100%)			$22,733,734

(The accompanying notes are an integral part of these financial statements.)

I N C O M E
-FINANCIAL -HIGHLIGHTS

Selected data per share of capital stock
outstanding throughout the period:

	For Year Ended May 31
	1999	1998	1997	1996	1995
Net asset value at beginning of year	$19.76	$16.61	$13.93	$12.92	$12.18
Income from Investment Operations
Net Investment Income	0.25	0.26	0.38	0.42	0.38
Net gains or losses on securities (both realized & unrealized)	1.02	3.58	2.86	1.76	0.80
Total From Investment Operations
Less Distributions
Dividends (from net investment income)	(0.29)	(0.22)	(0.42)	(0.41)	(0.44)
Distributions (from capital gains)	(0.44)	(0.47)	(0.14)	(0.76)	0.00
Total Distributions	(0.73)	(0.69)	(0.56)	(1.17)	(0.44)
Net asset value at end of year	$20.30	$19.76	$16.61	$13.93	$12.92
Total Return	6.56%	23.51%	23.62%	17.03%	9.95%

Ratios/Supplemental data
Net assets ($000), end of year	$22,734	$19,886	$16,332	$12,464	$10,708
Ratio of expenses to average net assets	1.33%	1.36%	1.44%	1.57%	1.56%
Ratio of net investment income to average net assets	1.30%	1.43%	2.51%	3.06%	3.11%
Portfolio turnover rate	17%	8%	14%	24%	29%

(The accompanying notes are an integral part of these financial statements.)

ANNUAL REPORT

(GRAPH OMITTED)

I N C O M E
SSTATEMENT OF ASSETS AND LIABILITIES

As of May 31, 1999
Assets
Common stocks (cost $13,779,382)	$22,422,185
Cash	273,328
Dividends receivable	59,673
Insurance reserve premium	7,763
Total Assets		$22,762,949
Liabilities
Payable to affiliate	27,620
Other Liabilities	1,595
Total Liabilities		$29,215
Net Assets		$22,733,734
Fund shares outstanding		1,119,938
Analysis of Net Assets
Paid in capital (unlimited shares authorized, without par value)	$13,966,472
Accumulated net realized gains	124,459
Unrealized net appreciation on investments	8,642,803
Net Assets applicable to Fund shares outstanding		$22,733,734
Net Asset Value, Offering and Redemption price per share		$20.30

(The accompanying notes are an integral part of these financial statements.)

I N C O M E
-STATEMENT OF -OPERATIONS
Year Ended May 31, 1999
Investment income
Dividends (net of foreign taxes of $10,766)	$560,292
Miscellaneous income	558
Gross investment income		$560,850
Expenses
Investment adviser and administration fees	202,799
Shareowner servicing	34,000
Filing and Registration fees	15,129
Professional fees	14,883
Printing and postage	10,210
Custodial fees	2,732
Other expenses	5,915
Total gross expenses	285,668
Less earnings credits	(2,732)
Net expenses		282,936
Net investment income		277,914
Net realized gain on investments
Proceeds from sales	3,307,036
Less cost of securities sold based on identified cost	2,610,970
Realized net gain		696,066
Unrealized gain on investments
End of year	8,642,803
Begginning of year	8,105,694
Increase in unrealized gain for the period		537,109
Net realized and unrealized gain on investments		1,233,175

Net increase in net assets resulting from operations		$1,511,089

(The accompanying notes are an integral part of these financial statements.)

ANNUAL REPORT

I N C O M E
SSTATEMENT OF CHANGES IN NET ASSETS

	--- ---Year Ended May 31, 1999	---Year Ended May 31, 1998
INCREASE IN NET ASSETS
From Operations
Net investment income	$277,914	$261,657
Net realized gain on investments	696,066	320,610
Net increase in unrealized appreciation	537,109	3,327,229
Net increase in net assets	1,511,089	3,909,496
Dividends to Shareowners From
Net investment income	(325,348)	(220,732)
Capital gains distributions	(484,450)	(471,050)
	(809,798)	(691,782)
Fund Share Transactions
Proceeds from sales of shares	6,347,245	4,096,616
Value of shares issued in reinvestment of dividends	795,322	678,726
	7,142,567	4,775,342
Cost of shares redeemed	(4,996,336)	(4,438,422)
Net increase in net assets from share transactions	2,146,231	336,920
Total increase in net assets	2,847,522	3,554,637
NET ASSETS
Beginning of year	19,886,212	16,331,578
End of year	$22,733,734	$19,886,212
Shares of the Fund Sold and Redeemed
Number of shares sold	352,475	223,179
Number of shares issued in reinvestment of dividends	40,174	37,711
	365,649	260,890
Number of shares redeemed	(252,381)	(237,572)
Net increase in Number of Shares Outstanding	113,268	23,318

(The accompanying notes are an integral part of these financial statements.)

G R O W T H
-INVESTMENTS

Issue	Number of Shares	Cost	Market Value

COMMON STOCKS (95.2%)
Auto Parts (1.9%)
Genuine Parts	5,000	$159,450	$168,437
Supreme Industries*	6,000	64,632	58,125
SUB-TOTAL		224,082	226,562
Building (1%)
Champion Enterprises*	6,000	113,562	122,625
Business Services (2.2%)
Convergys*	10,000	185,962	176,250
Hutchison Whampoa ADR	2,000	62,091	84,250
SUB-TOTAL		248,053	260,500
Chemicals (.7%)
RPM	5,781	71,869	80,211
Computer Hardware (12.1%)
Advanced Digital Information*	6,000	33,778	164,625
Apple Computer*	9,000	280,333	396,563
Compaq Computer	3,000	21,721	71,062
Hewlett-Packard Co.	800	17,600	75,450
Intel	2,400	91,913	129,450
International Business Machines	3,000	156,658	348,938
Symbol Technologies	4,500	97,435	226,125
SUB-TOTAL		699,438	1,412,213
Computer Software (19.1%)
America Online*	4,000	87,618	477,000
Adobe Systems	4,200	167,688	311,325
Business Objects SA ADS*	6,000	104,592	172,500
Cisco Systems*	4,500	194,368	489,938
Intuit*	3,000	105,125	244,125
Microsoft*	3,600	85,628	290,475
Oracle *	10,500	154,547	260,531
SUB-TOTAL		899,566	2,245,894

ANNUAL REPORT

G R O W T H
-INVESTMENTS

Issue	Number of Shares	Cost	Market Value

Electronics (6.7%)
FLIR Systems*	8,000	$109,013	$107,000
Qualcomm*	7,000	121,548	680,750
SUB-TOTAL		230,561	787,750
Food Production (2.7%)
Pioneer Hi-Bred International	4,500	111,443	168,750
Potash Corp of Saskatchewan	2,700	184,568	146,812
SUB-TOTAL		296,011	315,562
Furniture (.7%)
Shelby Williams Industries	5,000	74,555	81,875
Machinery (2.5%)
Crane	4,500	76,234	135,281
Manitowoc	4,500	104,324	153,000
SUB-TOTAL		180,558	288,281
Mining (1.5%)
Rio Tinto plc ADS	3,000	160,897	175,875
Oil & Gas (6.3%)
Atlantic Richfield	2,600	165,029	217,588
Schlumberger Ltd	2,500	169,986	150,468
Williams Companies	3,600	60,536	186,525
YPF S.A. ADS	4,500	99,630	189,563
SUB-TOTAL		495,181	744,144
Paper & Publishing (3.1%)
Fletcher Challenge Paper ADR	18,000	128,054	157,500
McGraw-Hill	4,000	89,379	207,500
SUB-TOTAL		217,433	365,000
Pharmaceuticals (12.5%)
Affymetrix*	3,000	104,150	105,375
Bone Care International*	10,000	116,370	96,250
Glaxo Wellcome plc ADR	2,500	55,379	140,625
Immunex*	4,000	172,289	524,500
IMS Health	4,000	131,913	98,500
Johnson & Johnson	2,000	91,871	185,250
Ligand Pharmaceuticals*	6,000	90,709	61,500

G R O W T H
-INVESTMENTS

Issue	Number of Shares	Cost	Market Value

Lilly (Eli)	2,000	$127,124	$142,875
Novo-Nordisk A/S ADR	2,000	111,090	104,000
SUB-TOTAL		1,000,895	1,458,875
Photographic Supplies (1.4%)
Fuji Photo Film ADR	4,500	138,736	162,000
Real Estate (1.2%)
Intrawest	9,000	151,959	143,437
Retail (8%)
Gap	7,875	111,606	492,680
Saks*	4,100	144,554	113,263
West Marine*	12,000	145,004	154,500
Whole Foods Market*	4,000	118,900	166,000
SUB-TOTAL		520,064	926,443
Steel (1.4%)
AK Steel Holding	7,000	160,819	168,000
Tools (1.2%)
Regal-Beloit	6,000	107,448	139,500
Telecommunications (2%)
Leap Wireless International*	5,000	26,449	87,500
Telefonica de Espana ADS*	1,040	41,081	150,020
SUB-TOTAL		67,530	237,520
Transportation (7%)
Airborne Freight	5,000	167,683	129,375
DaimlerChrysler AG	1,306	134,367	114,193
KLM Royal Dutch Airlines	4,142	155,824	120,118
Southwest Airlines	11,250	132,585	360,703
Trinity Industries	3,000	117,089	93,563
SUB-TOTAL		707,548	817,952
TOTAL INVESTMENTS (95.2%)		$6,766,765	11,160,219
Other Assets (net of liabilities) (4.8%)			561,061
TOTAL NET ASSETS (100%)			$11,721,280
*Non-Income producing security

(The accompanying notes are an integral part of these financial statements.)

G R O W T H
----SFINANCIAL ------HIGHLIGHTS

Selected data per share of capital stock
outstanding throughout the period:

	For Year Ended May 31
	1999	1998	1997	1996	1995
Net asset value at beginning of year	$7.78	$7.07	$6.86	$5.04	$4.69
Income from Investment Operations
Net Investment Income	(0.06)	(0.03)	(0.02)	(0.05)	(0.04)
Net gains or losses on securities (both realized & unrealized)	2.23	0.90	0.32	1.95	0.39
Total From Investment Operations	2.17	0.87	0.30	1.90	0.35
Less Distributions
Dividends (from net investment income)	0.00	0.00	0.00	0.00	0.00
Distributions (from capital gains)	0.00	(0.16)	(0.09)	(0.08)	0.00
Total Distributions	0.00	(0.16)	(0.09)	(0.08)	0.00
Net asset value at end of year	$9.95	$7.78	$7.07	$6.86	$5.04
Total Return	27.89%	12.39%	4.46%	37.20%	7.46%

Ratios/Supplemental data
Net assets ($000), end of year	$11,721	$10,080	$5,924	$4,151	$1,974
Ratio of expenses to average net assets	1.53%	1.54%	1.69%	1.94%	2.00%
Ratio of net investment income to average net assets	-0.74%	-0.40%	-0.60%	-0.79%	-0.82%
Portfolio turnover rate	20%	25%	25%	22%	38%

(The accompanying notes are an integral part of these financial statements.)

Amana Growth Fund Calendar Year Percentage Returns

(GRAPH OMITTED)

G R O W T H
-STATEMENT OF ASSETS -AND LIABILITIES

As of May 31, 1999
Assets
Common stocks (cost $6,766,765)	$11,160,219
Cash	568,749
Dividends receivable	7,689
Total Assets		$11,736,657
Liabilities
Payable to affiliate	15,377
Total Liabilities		$15,377
Net Assets		$22,733,734
Fund shares outstanding		1,178,562
Analysis of Net Assets
Paid in capital (unlimited shares authorized, without par value)	$7,408,576
Accumulated net realized loss on Investments	(80,750)
Unrealized net appreciation on investments	4,393,454
Net Assets applicable to Fund shares outstanding		$11,721,280
Net Asset Value, Offering and Redemption price per share		$9.95

(The accompanying notes are an integral part of these financial statements.)

ANNUAL REPORT

G R O W T H
----SSTATEMENT OF ------OPERATIONS

For the Year Ended May 31, 1999
Investment income
Dividends (net of foreign taxes of $4,550)	$73,842
Miscellaneous income	408
Gross investment income		$74,250
Expenses
Investment adviser and administration fees	92,426
Shareowner servicing	22,700
Filing and Registration fees	14,129
Professional fees	6,717
Printing and postage	4,700
Custodial fees	3,376
Other expenses	5,547
Total gross expenses	149,595
Less earnings credits	(3,376)
Net expenses		146,219
Net investment income		(71,969)
Net realized loss on investments
Proceeds from sales	1,841,113
Less cost of securities sold based on identified cost	1,921,863
Realized net (loss)		(80,750)
Unrealized gain on investments
End of period	4,393,454
Beginning of period	1,838,030
Increase in unrealized gain for the period		2,555,424
Net realized and unrealized gain on investments		2,474,674

Net increase in net assets resulting from operations		$2,402,705

(The accompanying notes are an integral part of these financial statements.)

G R O W T H
-STATEMENT OF CHANGES -IN NET ASSETS

	--- ---Year Ended May 31, 1999	---Year Ended May 31, 1998
INCREASE IN NET ASSETS
From Operations
Net investment (loss)	$(71,969)	$(32,121)
Net realized gain (loss) on investments	(80,750)	156,971
Net increase in unrealized appreciation	2,555,424	627,980
Net increase in net assets	2,402,705	752,830
Dividends to Shareowners From
Net investment income	0	0
Capital gains distributions	0	(161,000)
	0	(161,000)
Fund Share Transactions
Proceeds from sales of shares	3,474,952	4,765,715
Value of shares issued in reinvestment of dividends	0	160,607
	3,474,952	4,926,322
Cost of shares redeemed	(4,236,089)	(1,362,492)
Net increase in net assets from share transactions	(761,137)	3,563,830
Total increase in net assets	1,641,568	4,155,660
NET ASSETS
Beginning of year	10,079,712	5,924,052
End of year	$11,721,280	$10,079,712
Shares of the Fund Sold and Redeemed
Number of shares sold	410,770	612,017
Number of shares issued in reinvestment of dividends	0	21,587
	410,770	633,604
Number of shares redeemed	(527,296)	(175,906)
Net (decrease) increase in Number of Shares Outstanding	(116,526)	457,698

(The accompanying notes are an integral part of these financial statements.)

ANNUAL REPORT

----SNOTES TO FINANCIAL ------STATEMENTS

NOTE 1 - Organization

Amana Mutual Funds Trust (the "Trust") was established under Indiana Law as a Business Trust on July 26, 1984. The Trust is registered as a no-load, open-end diversified series investment company under the Investment Company Act of 1940, as amended. The Trust restricts its investments to those acceptable to Muslims by investing in accordance with Islamic principles. Two portfolio series have been created to date, the Income Fund and the Growth Fund (collectively, the "Funds").

NOTE 2 - Significant Accounting Policies

The following is a summary of the significant accounting policies followed by the Funds.

Investments:

Securities traded on a national exchange and NASDAQ's National Market are valued at the price carried by the composite tape of all national exchanges after 4 p.m. New York time or, in the absence of any sale on that date, the 4 p.m. bid price. Securities traded in the over-the-counter market are valued at the closing bid price.

The cost of securities is the same for accounting and Federal income tax purposes. Realized gains and losses are recorded on the identified cost basis.

Cash dividends from equity securities are recorded as income on the ex-dividend date. Expenses incurred by the Trust on behalf of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets.

Federal income taxes:

The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute substantially all of their taxable net investment income and realized net gains on investments. Therefore, no provision for Federal income taxes is required.

Dividends and distributions to shareowners:

Dividends and distributions to shareowners are recorded on the ex-dividend date. Dividend payable dates are the end of May and December. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - Transactions with Affiliated Persons

Under a contract approved by shareowners on December 28, 1989, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services and facilities required by the Trust to conduct its business. For such services, each Fund pays an annual fee equal to .95% of its average daily net assets. For the year ended May 31, 1999, the Income Fund and Growth Fund paid advisory fee expenses of $202,799 and $92,426, respectively.

Saturna Capital also acts as transfer agent for the Trust, for which it was paid $34,000 and $22,700 for the Income and Growth Fund, respectively, for the year ended May 31, 1999.

The Trust acts as distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation. Investors National Corporation is the primary stockbrokerage used to effect portfolio transactions for the Trust, and was paid $17,667 in commissions at deep-discount rates during the year ended May 31, 1999.

North American Islamic Trust, Inc., is the religious consultant to Saturna regarding issues of Islamic principles under an agreement with Saturna as adviser. From its advisory fee, Saturna pays an annual fee to North American Islamic Trust, Inc. equal to .20% of the average daily net assets of the Trust. This fee amounted to $62,352 for the year ended May 31, 1999. One trustee of the Trust is also a trustee of North American Islamic Trust.

All trustees serve without compensation. The Trustees, officers and their immediate families, and North American Islamic Trust as a group owned 2.69% of the Income Fund's and 5.29% of the Growth Fund's outstanding shares on May 31, 1999.

NOTE 4 - Dividends

Income Fund dividends from net investment income were $.123 per share paid December 31, 1998, and $.171 per share paid May 28, 1999. Income Fund distributions from net realized long-term capital gains were $.439 per share paid December 31, 1998.

NOTE 5 - Investments

At May 31, 1999, for Income Fund the net unrealized appreciation of investments of $8,642,803 comprised gross unrealized gains of $8,879,819 and gross unrealized losses of $237,016. During the year ended May 31, 1999, the Income Fund purchased $5,476,955 of securities and sold $3,307,036 of securities.

At May 31, 1999, for Growth Fund the net unrealized appreciation of investments of $4,393,454 comprised gross unrealized gains of $4,750,236 and gross unrealized losses of $356,782. During the period ended May 31, 1999, the Fund purchased $2,026,216 of securities and sold $1,841,113 of securities.

NOTE 6 - Custody Credits

Under an agreement with the custodian bank, custody fees are reduced by credits for cash balances. Such reduction amounted to $2,732 and $3,296 for the Income Fund and Growth Fund, respectively, for the year ended May 31, 1999.

TRUSTEES AND OFFICERS

Bassam Osman, MD
Chairman, Trustee
Neurologist Chairman, North American Islamic Trust

Nicholas Kaiser, MBA
President, Trustee
President, Saturna Capital Corporation

M. Yaqub Mirza, PhD
Treasurer, Independent Trustee
President, Mar-Jac Investments, Inc. Director, Mylex Corporation Chairman, Jugos Concentrados SA

Jamal M. al-Barzinji, PhD
Independent Trustee
Chairman, Mar--Jac Poultry, Inc. Director, Safa Trust, Inc.

Iqbal Unus, PhD
Independent Trustee
Director, The International Islamic Forum for Science, Technology & Human Resources Developoment

M. Naziruddin Ali
Vice President
General Manager, North American Islamic Trust

P. Larner
Secretary
Saturna Capital Corporation

T. K. Anderson, MBA
Assistant Treasurer
Saturna Capital Corporation

ANNUAL REPORT

Amana Mutual Funds Trust began operations in 1986. Saturna Capital Corporation, with extensive experience in mutual funds, invests the Fund portfolios and handles daily operations by direction of the Board of Trustees (see reverse side).

Investment Advisor and Administrator	Saturna Capital Corporation
Religious Consultant	North American Islamic Trust
Custodian	National City Bank of Indiana
Auditors	Tait, Weller & Baker, Philadelphia
Legal Counsel	Sommer & Barnard, Indianapolis

This report is for the information of the shareowners of the Trust. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus.

1300 N. State Street Bellingham, WA 98225-4730 1-800/SATURNA (1-800/728-8762) email: amana@saturna.com

(GRAPHIC OMITTED)

AMANA MUTUAL

FUNDS TRUST

___________

GROWTH • INCOME

ANNUAL REPORT May 31, 1999